Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 1 to the Registration Statement (No. 333-260254) on Form S-1 of MoneyLion Inc. of our report dated April 29, 2021, except for the restatement to the presentation of redeemable non-controlling interests and the restatement to the recognition of income from redeemable non-controlling interests, both described in Note 2 as to which the date is August 3, 2021, relating to the consolidated financial statements of MoneyLion Inc.

We also consent to the reference to our firm under the heading "Experts".

/s/ RSM US LLP

Raleigh, North Carolina

October 20, 2021